Exhibit 99.(g)(5)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

This Amended and Restated Administration Agreement (“Agreement”) dated and effective as of April 1, 2009, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and each of the First Eagle Funds and First Eagle Variable Funds, each a business trust organized and existing under the laws of Delaware (each referred to herein as the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of multiple portfolios, (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the parties hereto desire to amend and restate that certain Administration Agreement dated as of January 1, 2009 on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             APPOINTMENT OF ADMINISTRATOR

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Funds and their respective classes of shares as listed in Schedule A to this Agreement.  In the event that the Trust establishes one or more additional Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing.  Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

The name “First Eagle Funds” refers to the Trust created under a Certificate of Trust filed at the office of the State Secretary of Delaware.  The obligations of the “First Eagle Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents thereof are made not individually but in such capacities, and are not binding upon any of the Trustees, Shareholders, representatives or agents of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.  The Trust has entered into this Agreement with respect to its Funds individually, and jointly.  The rights and obligations of the Trust described in this Agreement apply to each individual Fund.

No Fund shall have any liability for any costs or expenses incurred by any other Fund.  In seeking to enforce a claim against any Fund, the Administrator shall look to the assets only of that Fund and not to the assets of any other Fund.

2.             DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.                                       The Trust’s Declaration of Trust and By-laws;

b.                                      The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.                                       A Secretary’s Certificate providing the authority to (1) enter into this Agreement; (2) give instructions to the Administrator pursuant to this Agreement; and (3) sign checks and pay expenses;

d.                                      A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties, and which can be provided without unreasonable cost to the Funds.

3.             REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.                                       It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.            REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.                                       It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.                                      It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      It is an investment company properly registered with the SEC under the 1940 Act;

e.                                       The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement.  The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.                                         No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.                                      As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.

5.                                       ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

Fund Administration Tax Services

a.               Computation of tax basis provisions for excise and income tax purposes, preparation of Form 1120-RIC, Form 8613, and State returns as required for review and signature by public accounting firm.

b.              Preparation of required information for shareholder reporting (ICI primary and secondary reporting spreadsheets, transfer agent reallocation worksheets, Form 1099-DIV inserts, etc.)

c.               Preparation and review of fiscal and excise tax provisions (includes all book/tax adjustments)

d.              Quarterly analysis of Qualified Covered Calls (QCCO) & Straddles

e.               Sixty-day notice information

f.                 Preparation and review of income and gain distributions estimates

g.              Preparation of equalization calculations

h.              Tax Consulting

Fund Administration Treasury Services

a.                                       Preparation of semi-annual and annual financial reporting

b.                                      Quarterly portfolio of investments reporting

c.                                       N-SAR preparation and filing

d.                                      Audit coordination

e.                                       Performance calculations

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.                                       FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the

Trust’s request or with the Trust’s consent.  All expenses referenced in this section must be pre-approved in writing by the Trust and itemized and invoiced promptly by the Administrator.  Any reasonable requests by the Administrator to the Trust under this section will not be unreasonably withheld.  Any equipment purchased at the direction for or on behalf of the Trust pursuant to this Section will be the property of the Trust.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by the Trust, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, From N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.             INSTRUCTIONS AND ADVICE

a.             At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

b.             The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons.  The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s).  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in good faith reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust.  The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees and any person or persons employed, associated, or contracted by the Administrator as contemplated by the last paragraph of Section 6 of this Agreement.  The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, unless otherwise agreed to by the parties in writing, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2009 shall be the date of this Agreement through December 31, 2009, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2010 and terminating on December 31, 2010 shall be the date of this Agreement through December 31, 2009, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.  In the event of such circumstances, however, the Administrator shall take all reasonable steps to minimize service interruptions for its clients and reduce the risk of any potential harm to its clients.

The Trust shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees and any person or persons employed, associated, or contracted by the Administrator as contemplated by the last paragraph of Section 6 of this Agreement, in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             CONFIDENTIALITY

The Administrator agrees to treat as confidential all Confidential Information communicated to it by the Trust in connection with the activities contemplated by this Agreement.  “Confidential Information” shall mean all records and information in the Administrator’s possession relating to the Trust and its shareholders and shareholder accounts.  The Administrator will not use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the Administrator is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the Trust.  Confidential Information will not include information which: (a) is or becomes available to the general public through no fault of the Administrator; (b) is independently developed by the Administrator; or (c) is rightfully received by the Administrator from a third party without a duty of confidentiality.  Notwithstanding the foregoing, the Trust acknowledges that the Administrator may provide access to and use of Confidential Information relating to the Trust to the Administrator’s respective employees, contractors, agents, professional advisors, auditors or persons performing similar functions, provided that such parties are subject to an agreement to treat the information of Administrator’s clients as confidential.  In addition, the Administrator may aggregate Fund data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

10.           COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.           SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.           TERM, TERMINATION AND AMENDMENT

(a)                                  This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of one (1) years from the effective date and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term.

(b)                                 During the initial term, this Agreement may be terminated only (i) by provision of a notice of nonrenewal as set forth above, (ii) by mutual written agreement of the parties, or (iii) for “cause,” as defined below.

For purposes of this Agreement, “cause” shall mean (a) a material breach (including non-payment of fees or expenses by the Trust) of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c)                                  Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days’ prior written notice to the other party.

(d)                                 Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

(e)                                  Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(f)                                    This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.           NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to the Trust: The First Eagle Funds, 1345 Avenue of the Americas, New York, NY 10105, Attn: Joseph Malone, Senior Vice President, fax: 212-632-7815; if to the Administrator:  State Street Bank and Trust Company, 801 Pennsylvania, Kansas City, MO 64105, Attn:  Fund Administration Legal Department, fax:  816-871-9675

14.           NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.           SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

16.           ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.           WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

18.           SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.           GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.           REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.           COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE FIRST EAGLE FUNDS and THE FIRST EAGLE VARIABLE FUNDS

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s) and Classes of Shares

Fund	Classes of Shares
First Eagle Global Fund	A, I & C
First Eagle Overseas Fund	A, I & C
First Eagle U.S. Value Fund	A, I & C
First Eagle Gold Fund	A, I & C
First Eagle Fund of America	A, C & Y

First Eagle Variable Overseas Fund